Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Rick Flynt

770-441-2051

IMMUCOR TO ACQUIRE BIOARRAY SOLUTIONS LTD.

NORCROSS, GA. (March 11, 2008) — Immucor, Inc., a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that it has signed a definitive agreement to acquire BioArray Solutions Ltd., a privately held company based in Warren, NJ that has pioneered the development of molecular diagnostic systems which enable rapid and comprehensive antigen determination for donors and recipients of blood transfusions by DNA analysis (genotyping) using its proprietary BeadChipTM system for molecular medicine.

BioArray’s BeadChip™ system deploys planar arrays of proprietary encoded microparticles to perform rapid and reliable molecular analysis of nucleic acids and proteins.  Its recently launched transfusion genotyping system is currently installed in a number of leading donor and transfusion centers for research use only.  Immucor will acquire in this transaction the broad intellectual property portfolio BioArray has generated through its substantial investments in research and development, including approximately 100 issued or pending patents.  Immucor plans for BioArray to continue to be based in Warren, NJ and operate under the BioArray Solutions name.

Gioacchino De Chirico, President & CEO of Immucor, said “This is a landmark acquisition for Immucor which will enable us to provide innovative molecular diagnostic solutions for blood transfusions that complement our current product line.  Our leadership in blood banking industry automation and BioArray’s leadership in molecular diagnostic systems for specialty transfusion applications should allow the combined company to develop and deliver more precise genotyping solutions to enhance patient outcomes. This acquisition also opens up broader opportunities for Immucor in transplantation and transfusion-related applications.”

Michael Seul, CEO of BioArray, said, “We are delighted to join the Immucor team and welcome this opportunity to accelerate the commercialization of our technology.  We believe Immucor’s proven capabilities in providing automated platform solutions, and its FDA licensing expertise, established distribution network, and financial resources will facilitate a more rapid and extensive introduction of our BeadChipTM products than BioArray could accomplish on its own.”

The purchase price will be approximately $117 million in cash.

The current equity holders of BioArray intend to form a new company prior to closing to commercialize BioArray technologies in fields outside of blood transfusion and transplantation.  In connection with its acquisition of BioArray, Immucor will receive a 19% ownership interest in this new company.

Closing of this acquisition is conditioned upon, among other matters, receipt of regulatory approvals including pre-merger notification clearance under Hart-Scott-Rodino.

Immucor expects this acquisition to be materially dilutive to earnings per share for several years following closing as key investments are made in research, development, and the automation and marketing of the BioArray product line.  In its first full year of ownership, Immucor expects that this acquisition will reduce diluted earnings per share by approximately $0.20 to $0.23 per share, including approximately $0.05 per share of non-cash amortization of acquired intangible assets.

Immucor, Inc. will host a conference call March 12, 2008 at 8:30 a.m. (EST) to discuss this acquisition.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Rick Flynt, Chief Financial Officer; Phil Moise, General Counsel; and Ed Gallup, consultant.   This press release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Flynt, Moise or Gallup during this call that is not contained in the press release.  Both this press release and the additional information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us — Press Releases.”

To participate in the telephone conference call, dial 1-888-950-8044, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on March 12, 2008 by calling 1-866-415-3316.  Beginning March 19, 2008, audio of the conference call or a transcript of the audio will be available on the “About Us — Press Releases” page of the Immucor website.

TM Capital Corp. served as financial advisor to Immucor in this transaction, and Lazard Frères & Co. LLC served as financial advisor to BioArray.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Factors that could adversely affect the closing of this transaction or the Company’s results after closing include but are not limited to the following: the possibility that Hart-Scott-Rodino pre-merger notification clearance may be denied in light of the recently-announced FTC investigation of past Company acquisitions; the ability of the Company to successfully develop an automated platform for BioArray’s transfusion genotyping system, and the cost to do so; the ability of the Company to gain FDA clearance for that automated platform; the acceptance of BioArray technology in transfusion and transplantation markets; and the cost to successfully market and sell products incorporating BioArray technology.  Further risks concerning the Company’s business are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.